Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statement (Nos. 333-205923, 333-145034, 333-196424, 333-253446, and 333-168365) on Form S-8 of Group 1 Automotive, Inc., of our report dated January 31, 2022, with respect to the balance sheet of Orangeburg Subaru, LLC as of December 31, 2020, and the related statements of income, changes in member’s equity and cash flows for the year ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”), which report appears in the Form 8-K of Group 1 Automotive, Inc., dated February 1, 2022.

/s/ EisnerAmper LLP

Iselin, New Jersey

January 31, 2022